EXHIBIT 10.1

ASSIGNMENT AND LICENSE AGREEMENT

This ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is dated as of November 1, 2004, and is between CHROMODYNAMICS, INC., a Pennsylvania corporation (“CDI”), SPECTRAL MOLECULAR TECHNOLOGIES, INC., a Nevada corporation (“Spectral”), and Daniel L. Farkas, Miriam Farkas, Elliott Wachman and Jill Wachman (these four individuals, collectively, the “Inventors”).

RECITALS

WHEREAS, CDI is the exclusive licensee of the technology described on Exhibit A attached hereto (the “CMU Technology”) pursuant to that certain License Agreement (the “CMU License Agreement”), dated as of June 25, 1998, between Carnegie Mellon University (“CMU”) and CDI; and

WHEREAS, the Inventors are the inventors of and own all right, title and interest in and to the spectral/hyperspectral endoscopic system, utilizing an acousto-optic tunable filter (AOTF) based implementation, described on Exhibit B attached hereto (the “Endoscopic Invention”); and

WHEREAS, Spectral is a start-up corporation that has not yet raised any capital, and Daniel L. Farkas is the Chairman and will be a shareholder of Spectral; and

WHEREAS, Spectral desires to license the CMU Technology and receive an assignment of the Endoscopic Invention on the terms and conditions set forth herein; and

WHEREAS, CDI and the Inventors are willing to have CMU directly license the CMU Technology to Spectral or have CDI sublicense the CMU Technology to Spectral and have the Inventors assign the Endoscopic Invention to Spectral on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party. For purposes of the foregoing, “control” means, with respect to: (a) a corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof; and (b) any other entity, managerial control by virtue of a written agreement or otherwise.

“CMU Patent Rights” means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part, divisionals, prolongations and reissue applications claiming priority to such applications, and all patents issuing therefrom or

Portions marked with {***} have been omitted pursuant to a Request for Confidential Treatment and were filed separately with the Commission.

subsequent improvements thereto, whether U.S. or foreign, which at any time may be granted, relating to the CMU Technology.

“CMU Product” means any product that, but for this Agreement, the manufacture, use or sale of which would constitute an infringement of the unexpired CMU Patent Rights.

“Endoscopic Patent Rights” means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part, divisionals, prolongations and reissue applications claiming priority to such applications, and all patents issuing therefrom, or subsequent improvements thereto, whether U.S. or foreign, which at any time may be granted relating to the Endoscopic Invention.

“Endoscopic Product” means any product that, but for this Agreement, the manufacture, use or sale of which would constitute an infringement of the unexpired Endoscopic Patent Rights.

“Default” means the breach of a material term of this Agreement.

“Fiscal Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31.

“Net Sales” means the total gross revenues actually received by Spectral or its Affiliates or their licensees or sublicensees from the sales of Products to Third Parties, less deductions for the following, to the extent actually paid or allowed with respect to such sales:

(a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Product, after giving effect to any rebates or refunds relating to such taxes or duties received by Spectral; and

(b) normal and customary trade, quantity and cash discounts (up to the amount normal and customary for early payment of invoices); and

(c) allowances, chargebacks and credits to Third Parties on account of rejected, damaged, or returned Products; and

(d) outbound transportation prepaid or allowed.

If (i) a Product is sold by Spectral or an Affiliate or their licensees or sublicensees as one of a number of items without a separate price; (ii) the consideration for the Product includes any non-cash element; or (iii) the Product is transferred by Spectral or an Affiliate or their licensees or sublicensees in any manner other than an invoiced sale (excluding contributions of Products to governmental or private organizations), the Net Sales price applicable to any such transaction will be deemed to be Spectral’s average Net Sales price for the Product at that time in the relevant jurisdiction. Net Sales shall not include any amounts received for microscopes or other equipment sold in conjuction with Products that do not include the CMU Technology or Endoscopic Invention.

“Products” means Endoscopic Products and CMU Products.

“Term” is defined in Section 9.1.

“Third Party” means any person or entity other than CDI, Spectral, the Inventors and their respective Affiliates.

ARTICLE 2

GRANT OF RIGHTS

Section 2.1 Endoscopic Invention. The Inventors hereby assign and transfer to Spectral all of their right, title and interest in and to the Endoscopic Invention and Endoscopic Patent Rights, free and clear of all liens, claims or encumbrances. CDI hereby acknowledges and consents to the foregoing assignment of the Endoscopic Invention and Endoscopic Patent Rights and releases and assigns to Spectral any claims to or rights it may now or in the future have in the Endoscopic Invention and Endoscopic Patent Rights. The Inventors and CDI hereby jointly and severally agree to indemnify and hold harmless Spectral and its shareholders against any claim made by CDI, any CDI shareholder or CMU based on the assignment pursuant to this Section 2.1.

Section 2.2 CMU Technology. CDI and the Inventors shall use their commercially reasonable best efforts to assist Spectral, at Spectral’s cost and expense, in acquiring a direct, exclusive, worldwide license from CMU of the CMU Technology for use in developing and commercializing the Endoscopic Invention and otherwise for use in developing and commercializing dermoscopic applications and devices and other imaging applications and devices for ultimate clinical use (collectively, the “Endoscopic Applications”). If Spectral is unable to obtain a direct, exclusive, worldwide license from CMU of the CMU Technology on or before January 15, 2005, then CDI shall, subject to the terms of this Agreement, grant as of that date to Spectral an exclusive, worldwide sublicense to develop, manufacture, market, distribute, import, offer for sale and sell CMU Products, both on its own and through one or more Affiliates, distributors and sublicensees, for the Endoscopic Applications; provided, however, that the sublicense to the CMU Technology, if granted by CDI to Spectral pursuant to this Section 2.2, will terminate immediately upon the termination of the CMU License Agreement. Upon any sublicense to Spectral under this Section 2.2, Spectral shall assume, along with CDI, all of CDI’s obligations under the CMU License Agreement. CDI shall use its commercially reasonable best efforts to maintain the CMU License Agreement in full force and effect and shall promptly notify Spectral in writing of any prospective or actual default thereunder by CDI. CDI shall also use its commercially reasonable best efforts to obtain CMU’s agreement to enter into a direct license with Spectral having the same terms and conditions as the CMU License Agreement in the event that agreement is terminated by CMU due to a default by CDI. Spectral may sublicense the rights granted in this Section 2.2; provided, however, that Spectral shall obtain CDI’s prior written consent, which consent shall not be unreasonably withheld or delayed, in the case of any sublicense to an entity other than an Affiliate of Spectral.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

Section 3.1 Development of Products. Spectral shall, at its sole cost and expense, use commercially reasonable efforts to develop and commercialize the Products, in the area of medical applications and such other areas, if any, as Spectral in its sole discretion shall determine. Spectral shall provide a written report to the Inventors every year during the Term, stating in reasonable detail all significant progress achieved and material difficulties encountered since the last such report in the development of Products. The parties acknowledge that (i) the Endoscopic Invention and the CMU Technology are at an early stage of development and are not yet ready for clinical development, and (ii) Spectral will need to raise significant capital before it can carry out substantial development activities with respect to the Endoscopic Invention and the CMU Technology. CDI and the Inventors acknowledge that Spectral intends to own, acquire and develop other technologies in the spectral or molecular imaging field having medical or other applications and that these technologies shall not be subject to the terms of this Agreement.

Section 3.2 Manufacturing of Products. Spectral shall, at its sole cost and expense, manufacture, or have manufactured, the Products.

Section 3.3 Marketing of Products. Spectral will control and make all decisions regarding the strategy and tactics of marketing, selling and otherwise commercializing the Products, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, and other terms and conditions for such sales and marketing. Spectral may designate and appoint one or more Third Parties to act as its agent in connection with the marketing, sale and distribution of the Products.

Section 3.4 SBIR/NIH Grant. Elliot Wachman and Daniel L. Farkas are co-investigators (PI and co-PI) under a CDI-sponsored SBIR/NIH $100,000 Phase I grant for endoscopy research related to the Endoscopic Invention and the CMU Technology. Upon successful completion of the Phase I research project, CDI shall permit Spectral to join it as co-applicant organization and shall use its commercially reasonable efforts to obtain a Phase II SBIR/NIH grant for additional research in this area, or shall allow Spectral to become the lead applicant organization in case CDI becomes ineligible for submitting an SBIR application.

Section 3.5 Elliott Wachman Consulting. Elliott Wachman shall make reasonable efforts to be available to provide off-site consulting services to Spectral, as Spectral may reasonably request from time to time, to assist Spectral in performing its obligations under this Agreement. The terms and conditions, including the scope of services and compensation, will be negotiated in good faith by Spectral and Elliott Wachman, who will in no event be required to provide, or be requested by Spectral to provide, more than 20 days per year of consulting services hereunder. Spectral shall have no obligation to retain Elliott Wachman to provide any of the foregoing services.

ARTICLE 4

PAYMENTS; ACCOUNTING

Section 4.1 Reimbursement of Endoscopic Invention Legal Fees. Spectral shall, within thirty (30) days of the date hereof, (i) pay to CDI (who shall allocate a portion of this payment to the Inventors as the Inventors and CDI shall agree among them) five thousand five hundred twenty-two dollars ($5,522) for legal fees incurred in connection with the Endoscopic Invention, and (ii) pay to Ed Penkoske, Esq., on behalf of CDI and the Inventors, the sum of two thousand four hundred thirty-one dollars and twenty-five cents ($2,431.25) plus such additional amounts incurred or billed by Mr. Penkoske in connection with the Endoscopic Patent Rights through the date of execution of this Agreement; provided, however, that Spectral’s obligations under clause (ii) of this Section 4.1 will in no event exceed three thousand two hundred seventy-eight dollars ($3,278) and CDI shall promptly pay any remaining amounts owing to Mr. Penkoske for that period.

Section 4.2 Spectral Financing. Spectral shall use its commercially reasonable diligence to obtain four hundred thousand dollars ($400,000) or more in aggregate financing from all sources (including, without limitation, debt, equity financing, financing in kind and grants from governmental or other agencies) within eighteen (18) months from the date of this Agreement. Upon raising an aggregate of two hundred fifty thousand dollars ($250,000) or more, Spectral shall promptly pay (i) sixteen thousand two hundred dollars ($16,200) to the Inventors (to be divided equally among them), and (ii) forty thousand dollars ($40,000) to CDI or, at Spectral’s election, to third parties to purchase equipment, in either case to be used solely to conduct spectral endoscopy-related research activities in support of the Phase II SBIR grant described in Section 3.4.

Section 4.3 Endoscopic Sublicensing Fees. Spectral shall pay to the Inventors {***} for each license of the Endoscopic Invention granted by Spectral to any Third Party. Spectral shall pay all amounts due to the Inventors under this Section 4.3 within thirty (30) days of the date Spectral receives the underlying sublicensing fees from the Third Party sublicensee. All payments made by Spectral to the Inventors under Article 4 will be paid in equal amounts to the Inventors and will be subject to offset by Spectral for all amounts that Spectral is required to pay to Third Parties or expenses incurred by Spectral in defending against any claim by a Third Party of ownership of the Endoscopic Invention or infringement by the Endoscopic Invention or that are otherwise owed by the Inventors to Spectral pursuant to the terms of this Agreement.

Section 4.4 Royalties.

(a) Spectral shall pay to the Inventors {***}. Spectral shall, in the case of a direct license with CMU, pay a total of not more than {***} to CMU and CDI, with CDI to receive {***}. Spectral shall, in the case of a sublicense from CDI, pay CDI {***}.

(b) Spectral shall pay to CDI or the Inventors, as the case may be, the royalties payable under Section 4.4 no later than thirty (30) days following the end of each Fiscal Quarter. All payments must be accompanied by a written report showing for the Fiscal Quarter for which the royalty payment applies: (i) the Net Sales of each Product (along with a detailed description of the calculation thereof); and (ii) the royalties payable pursuant to Section 4.4.

With respect to Net Sales of Products that are made in a currency other than the U.S. Dollar, Spectral shall state the Net Sales and royalties payable hereunder in the domestic currency of the country in which the Net Sales were made, together with the U.S. Dollar equivalent, based on the exchange rate specified by Section 4.4(c).

(c) In making currency conversions pursuant to Section 4.4(b), Spectral shall use the average of the U.S. Dollar equivalent exchange rate as published in The Wall Street Journal for the first and last business day of the applicable Fiscal Quarter.

(d) Spectral shall use commercially reasonable efforts to require each licensee of the Endoscopic Invention or sublicensee of CMU Technology to pay directly to CDI, or the Inventors, as the case may be, royalties on Net Sales of the Products by such licensee or sublicensee, which royalties will be computed and payable in accordance with this Section 4.4. Spectral and each licensee of the Endoscopic Invention or sublicensee of the CMU Technology will be jointly and severally liable for royalties on Net Sales of the Products by such licensee or sublicensee.

(e) Spectral shall have no obligation to make any payments to CDI (or any successor in interest to CDI) under Article 4 that would otherwise be payable with respect to any period after CDI sells all or substantially all of its assets or merges or completes any other similar transaction in which its current shareholders own less than 50% of the surviving entity. However, each of Spectral’s obligations to the Inventors under Article 4 shall remain unchanged.

Section 4.5 Confidential Financial Information. CDI and the Inventors shall treat all financial information pertaining to this Agreement as confidential and shall not disclose any of this information to any third party.

ARTICLE 5

PATENTS

Section 5.1 Patent Filings, Prosecution and Maintenance. Spectral shall use commercially reasonable efforts in the filing, prosecution and maintenance of the Endoscopic Patent Rights for the U.S. and such other territories as Spectral shall determine in its sole discretion, using patent counsel of its choice. Spectral shall furnish to the Inventors in a timely manner copies of all material documents relating to, and shall consult with the Inventors concerning, the preparation, filing, prosecution and maintenance of the Endoscopic Patent Rights. Spectral shall provide the Inventors with copies of any proposed submissions in connection with the prosecution and maintenance of the Endoscopic Patent Rights for review and comment prior to filing, and shall take into account the Inventors’ comments related thereto and incorporate or act on such comments to the extent deemed appropriate and reasonable by Spectral and its patent counsel. The Inventors shall treat as confidential all information provided to them for Spectral under this Section 5.1 and shall not disclose any of this information to any third party.

Section 5.2 Infringement Actions by Third Parties. If CDI, the Inventors, Spectral or their respective Affiliates, or Spectral’s licensees, distributors or customers are sued or threatened with suit by a Third Party for infringement of a Third Party patent or for misappropriation of any Third Party know-how, proprietary, technical or confidential information because of Spectral’s use or license of the Endoscopic Invention or the development, manufacture or commercialization of Endoscopic Products (each, an “Infringement Action”), such party shall promptly notify the other parties in writing. The Inventors will have the first right, but not the obligation, to defend each Infringement Action, using counsel reasonably acceptable to Spectral. The Inventors shall notify Spectral in writing, within thirty (30) days of becoming aware of an Infringement Action, whether or not the Inventors will defend the Infringement Action. If the Inventors elect not to defend the Infringement Action, Spectral shall defend the Infringement Action, in which case the Inventors shall provide all assistance reasonably requested by Spectral, at no cost to Spectral. The party defending an Infringement Action shall take into account the other party’s comments relating to such Infringement Action to the extent reasonable. No party may settle or consent to an adverse judgment with respect to an Infringement Action without the express written consent of the other parties (such consent not to be unreasonably withheld or delayed).

Section 5.3 Enforcement of Endoscopic Patent Rights.

(a) In the event that CDI, the Inventors or Spectral becomes aware of actual or threatened infringement of the Endoscopic Patent Rights, such party shall promptly notify the other parties in writing of such infringement and supply the other party with all evidence possessed by the notifying party pertaining to and establishing said infringement. The Inventors will have the first right, but not the obligation, to bring an infringement action against the alleged infringing party, using counsel reasonably acceptable to Spectral. If the Inventors do not commence an infringement action within thirty (30) days of the date the Inventors become aware of the alleged infringement, Spectral shall have the right to bring an infringement action against the alleged infringing party. The party conducting the action will have full control over its conduct, including the settlement thereof; provided, however, that no settlement of an action will be made without the consent of the other party (which consent shall not be unreasonably withheld or delayed) if such settlement would adversely affect such party.

(b) All monies recovered upon the final judgment or settlement recovered pursuant to this Section 5.3 will be divided among the parties as follows after the party conducting the litigation first receives its legal fees and other third party costs incurred in conducting such litigation: (i) the Inventors will be entitled to an amount equal to the remaining amount of the final judgment or settlement multiplied by {***}, and (ii) Spectral will be entitled to the balance of the judgment or settlement.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 Confidentiality and Non-Use Obligations.

(a) During the Term and for five (5) years thereafter without regard to the means of termination, no party to this Agreement may, for any purpose other than the purpose of this Agreement, reveal or disclose to any third party information and materials disclosed by another party and marked as confidential or for which the receiving party knows or has reason to know are or contain trade secrets or other proprietary information of the disclosing party (“Confidential Information”) without first obtaining the written consent of the disclosing party.

(b) Each party shall take all reasonable precautions to prevent the use or disclosure of another party’s Confidential Information without first obtaining the written consent of the disclosing party.

(c) The restrictions on the disclosure and use of Confidential Information contained in this Article 6 do not apply to any information that:

(i) can be demonstrated by the recipient to have already been in its possession at the time of disclosure by the disclosing party;

(ii) is or later becomes available to the public, as evidenced by documents which are generally available; provided that such availability is not caused by a breach of this Article 6;

(iii) is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure;

(iv) is developed by the receiving party entirely without reference to, or use of, Confidential Information; or

(v) is required to be disclosed by law or government regulation.

Section 6.2 Press Releases and Public Announcements. No party may issue any press release or other publicity materials, or make any public presentation with respect to the specific terms or conditions of this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed). The restrictions contained in this Section 6.2 do not apply to disclosures that are limited to a general disclosure of the existence of this Agreement and the parties to this Agreement or disclosures required by law or regulation; provided that the disclosing party gives the other parties reasonable advance notice of the proposed disclosure that is legally required, including the text thereof.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.1 CDI’s Representations and Warranties. CDI represents and warrants to Spectral that:

(a) CDI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania and has full power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) CDI has full right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of CDI. This Agreement has been duly and validly executed by CDI. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of CDI, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any law, rule, regulation, order, judgment or decree binding on CDI or result in a breach of any term of the certificate of incorporation or by-laws of CDI or any contract, agreement or other instrument to which CDI is a party, except in each case to an extent not material. No authorization is required by CDI for the execution, delivery, or performance of this Agreement by CDI.

(d) To the best of CDI’s knowledge, the CMU License Agreement is in full force and effect and is a valid, binding and enforceable agreement between CDI and CMU; CDI currently is in compliance with all of the material terms of the CMU License Agreement; and CDI has not received any notice of default from CMU under the CMU License Agreement.

(e) CDI and the Inventors are the sole owners of the entire right, title and interest in and to the Endoscopic Invention and no other person or entity has any license, claim or other right or interest in or to the Endoscopic Invention.

(f) To the best of CDI’s knowledge, neither the CMU Technology nor the Endoscopic Invention infringes, misappropriates or otherwise conflicts with any intellectual property or other rights of any third party and CDI has not received notice from any third party of any such claim.

(g) CDI is not aware of any infringement or misappropriation of the CMU Technology or the Endoscopic Invention by any third party.

(h) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the CMU Technology or the Endoscopic Invention pending against or, to the best of CDI’s knowledge, threatened against CDI or its Affiliates in any court or by or before any governmental body or agency and, to the best of CDI’s knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against CDI or its Affiliates.

(i) CDI follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

Section 7.2 Representations and Warranties of Spectral. Spectral represents and warrants to CDI and each Inventor that:

(a) Spectral is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) Spectral has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Spectral. This Agreement has been duly and validly executed by Spectral. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Spectral enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any law, rule, regulation, order, judgment or decree binding on Spectral or result in a breach of any term of the certificate of incorporation or by-laws of Spectral or any contract, agreement or other instrument to which Spectral is a party, except in each case to an extent not material. No authorization is required by Spectral for the execution, delivery, or performance of this Agreement by Spectral.

(d) Spectral follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and nondisclosure agreements.

Section 7.3 Inventors’ Representations and Warranties. Each Inventor represents and warrants to Spectral that:

(a) Upon execution and delivery of this Agreement, it will be the valid and binding obligation of the Inventor, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated herein will not, violate any order, judgment or decree binding on the Inventor, or result in a breach of any contract, agreement or other instrument to which the Inventor is a party or, to the best of the Inventor’s knowledge, violate any law, rule or regulation applicable to the Inventor, except in each case to an extent not material.

(c) The Inventors are the sole owners of the entire right, title and interest in and to the Endoscopic Invention and no other person or entity has any license, claim or other right or interest in or to the Endoscopic Invention.

(d) To the best of the Inventor’s knowledge, neither the Endoscopic Invention nor the CMU Technology infringes, misappropriates or otherwise conflicts with any intellectual property or other rights of any third party and the Inventor has not received notice from any third party of any such claim.

(e) The Inventor is not aware of any infringement or misappropriation of the Endoscopic Invention or CMU Technology by any third party.

(f) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Endoscopic Invention or CMU Technology pending against or, to the best of the Inventor’s knowledge, threatened against the Inventor or his or her Affiliates in any court or by or before any governmental body or agency and, to the best of Inventor’s knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against the Inventor or his or her Affiliates.

Section 7.4 LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

INDEMNIFICATION; INSURANCE

Section 8.1 Indemnification.

(a) Spectral Indemnification. Spectral shall indemnify and hold forever harmless each Inventor, CDI and their Affiliates, agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by Spectral in this Agreement; (ii) the gross negligence or willful misconduct of Spectral or its Affiliates or any of their agents, directors, officers or employees; (iii) the development, manufacture, use, commercialization (including, without limitation, promotion, distribution, advertising, offering for sale, sale or other disposition, transfer, importation or exportation), labeling, handling or storage of any Product; and (iv) any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or the CMU Technology, but only to the extent that both (A) Spectral, its Affiliates, licensees or sublicensees modify the Endoscopic Invention or CMU Technology following the execution of this Agreement and (B) the unmodified Endoscopic Invention or CMU Technology would not be subject to the same claims.

(b) CDI Indemnification. CDI shall indemnify and hold forever harmless Spectral, its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by CDI in this Agreement; (ii) the gross negligence or willful misconduct of CDI or its Affiliates or any of their agents, directors, officers or employees; and (iii) except for claims and actions for which Spectral has an indemnification obligation pursuant to Section 8.1(a), any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or CMU Technology.

(c) Inventor Indemnification. Each Inventor shall jointly and severally indemnify and hold forever harmless Spectral, its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by the Inventor in this Agreement; (ii) the gross negligence or willful misconduct of the Inventor; and (iii) except for claims and actions for which Spectral has an indemnification obligation pursuant to Section 8.1(a), any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or CMU Technology.

Section 8.2 Procedure. The indemnities set forth in this Article 8 are subject to the condition that the party seeking indemnification shall forthwith notify the indemnifying party on being notified or otherwise made aware of a suit, action or claim and that the indemnifying party defend and control any proceedings, with the indemnified party being permitted to participate at the indemnified party’s expense (unless a conflict of interest prevents representation by joint counsel, in which event the indemnifying party shall pay for the indemnified party’s counsel); provided that the indemnifying party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the indemnified party (such consent not to be unreasonably withheld).

Section 8.3 DISCLAIMER. NO PARTY WILL BE LIABLE TO THE ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 8.4 Insurance. During the Term and for a period of two (2) years thereafter, Spectral shall obtain, or cause its licensee or sublicensee to obtain at its sole cost and expense, liability insurance applicable to its performance under this Agreement, that meets the following requirements:

(a) the insurance shall insure Spectral and any such licensee or sublicense against all liability related to their activities relating to the development, manufacture and sale of Products, including liability for bodily injury, property damage or wrongful death; and

(b) the insurance must be in amounts that are reasonable and customary in the in the medical device industry in the United States. Each such policy must include a contractual endorsement naming each Inventor as an additional insured and require the insurance carrier to provide each Inventor with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policy or its cancellation.

ARTICLE 9

TERM; TERMINATION

Section 9.1 Term. This Agreement will commence on the date hereof and will continue until the later of 15 years from the date of this Agreement or the last to expire of any of the Patent Rights (the “Term”), unless earlier terminated in accordance with the provisions of Section 9.2.

Section 9.2 Termination of Agreement. This Agreement may be terminated prior to the expiration of the Term:

(a) By mutual written consent of CDI, the Inventors and Spectral.

(b) By the Inventors upon thirty (30) days prior written notice to Spectral, if Spectral (i) fails to raise four hundred thousand dollars ($400,000) or more, in the aggregate from one or more debt or equity financings, financings in kind, and grants from governmental or other agencies within eighteen (18) months of the date of this Agreement and has not otherwise been able to undertake development efforts for the CMU Technology or the Endoscopic Invention, or (ii) fails to invest or make binding commitments to invest, within eighteen (18) months of the date of this Agreement, one hundred sixty thousand dollars ($160,000) or more in the development and commercialization of Products under this Agreement, as evidenced by proof reasonably acceptable to each Inventor.

(c) Upon written notice by a party if (i) another party is dissolved or liquidates, unless such dissolution or liquidation results from a reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against another party and, in the event such a proceeding has been brought against such party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such party’s creditors or a receiver of such party’s assets has been appointed.

(d) By the Inventors or CDI, upon sixty (60) days prior written notice, if Spectral is in Default, and fails to cure such breach within sixty (60) days following receipt of written notice from the non-breaching party specifying the breach to be cured.

(e) By Spectral, upon sixty (60) days prior written notice, if CDI or the Inventors are in Default, and fail to cure such breach within sixty (60) days following receipt of written notice from the non-breaching party specifying the breach to be cured.

Section 9.3 Rights Upon Expiration of the Term or Earlier Termination. Upon expiration of the Term or earlier termination pursuant to Section 9.2, the licenses granted in Article 2 will terminate.

Section 9.4 Surviving Rights. Termination of this Agreement for any reason will not effect:

(a) The rights and obligations of the parties provided in Section 4.5, Article 6, and Article 8, all of which will survive termination;

(b) Any other rights, obligations or liabilities which shall have accrued to the benefit of a party prior to such termination (including without limitation Spectral’s obligation to pay all royalty payments which have accrued hereunder as of the effective date of such termination); and

(c) Any other rights of remedies provided at law or in equity which a party may otherwise have against the another party.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(i) personal delivery, in which case delivery will be deemed to occur the day of delivery;

(ii) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(iii) next-day delivery to a U.S. address by recognized overnight delivery service such as FedEx, in which case delivery will be deemed to occur upon receipt.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to CDI, to:

ChromoDynamics, Inc.

1195 Airport Road, Unit #1

Lakewood, New Jersey 08701

Attention:

If to Spectral, to:

Spectral Molecular Technologies, Inc.

______________________________

Attention: Sanford J. Hillsberg

If to Daniel L. Farkas, to:

Daniel L. Farkas

______________________________

If to Miriam Farkas, to:

Miriam Farkas

______________________________

If to Elliott Wachman, to:

Elliott Wachman

______________________________

If to Jill Wachman, to:

Jill Wachman

______________________________

Section 10.2 Governing Law. This Agreement is governed by the laws of the State of California without giving effect to principles of conflict of laws.

Section 10.3 Jurisdiction; Service of Process. A party may initiate in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, any proceeding seeking to enforce any provision of this Agreement. Each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.3, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.4 Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by a party of any of its rights or a party’s failure to exercise any remedy will not operate or be construed as a continuing waiver of the same or of any other rights or remedies provided in this Agreement.

Section 10.5 No Agency. No party will, by virtue of this Agreement, have any power to bind any other party to any obligation nor will this Agreement create any relationship of agency, partnership or joint venture.

Section 10.6 Severability. If any provision of this Agreement is held unenforceable by any court of competent jurisdiction, all other provisions of this Agreement will remain effective. If any provision of this Agreement is held to be unenforceable only in part or degree, it will remain effective to the extent not held unenforceable.

Section 10.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter of this Agreement. It supersedes all prior agreements of the parties, whether oral or written, pertaining to the subject matter of this Agreement.

Section 10.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties to this Agreement.

Section 10.9 Assignment. No party may, without the prior written consent (not to be unreasonably withheld or delayed) of the other parties having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that Spectral may assign this agreement in connection with a sale of all or substantially all of its assets or a merger or other similar transaction, and each party may assign or transfer this Agreement to any Affiliate of such party without the prior written consent of any other party hereto, provided that the assigning party guarantees the performance of its Affiliate.

Section 10.10 Counterparts. This Agreement may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

Section 10.11 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the CMU Technology, if applicable, are, and will otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Spectral, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Spectral of its obligations under this Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CHROMODYNAMICS, INC.

By:	/s/ Jill Wachman
	Name:	Jill Wachman, M.D.
	Title:	Vice President

SPECTRAL MOLECULAR TECHNOLOGIES, INC.

By:	/s/ Manfred Mosk
	Name:	Dr. Manfred Mosk
	Title:	Interim Chief Executive Officer

/s/ Daniel L. Farkas
DANIEL L. FARKAS

/s/ Miriam Farkas
MIRIAM FARKAS

/s/ Elliot Wachman
ELLIOTT WACHMAN

/s/ Jill Wachman
JILL WACHMAN

EXHIBIT A

CMU TECHNOLOGY

(SEE ALSO COPY CMU LICENSE AGREEMENT ATTACHED HERETO)

1.	All technologies covered under the following U.S. Patents:

•	U.S. Patent 5,796,512: Sub-Micron Imaging System Having an Acousto-optic Tunable Filter

•	U.S. Patent 5,841,577: Light Microscope Having Acousto-optic Tunable Filter

2.	All software that has been developed by Drs. Wachman and Farkas and Mr. Wen-hua Niu, prior to the Effective Date of the CMU License Agreement, and related to the technologies which are referenced in #1 above:

a)	software required to run microscope system (I/O, electronics and hardware control, etc.

b)	AOTF-derived image processing routines

c)	AOTF crystal design and modeling routines

d)	spectral analysis software

e)	3-D spectral visualization routines

Applications include but are not limited to:

3.	In-vitro spectral imaging (fixed specimens, ex-vivo, or live cells)

a)	brightfield

b)	reflected light

c)	fluorescence

d)	pathology/histology

e)	FISH

4.	In-vivo spectral imaging

a)	endoscopy by AOTFs

b)	surface imaging by AOTFs (dermascopy)

c)	non-invasive sub-surface imaging by AOTFs (oxygen sensing, etc.)

d)	Optical Coherence Tomography using AOTFs

5.	Macroscopic spectral imaging

6.	Use of AOTF system for illumination in combination with a different spectral system for detection (Liquid Crystal Tunable filter system, Sagnac interferometer-based system, etc.)

EXHIBIT B

ENDOSCOPIC INVENTION

IMAGING ELASTIC SCATTERING SPECTROSCOPY

Inventors; Daniel L. Farkas, PhD; Elliot S. Wachman, PhD; Jill Wachman, MD; Miriam Farkas, MD

BACKGROUND OF THE INVENTION

Field of the Invention

[0001] The present invention is broadly concerned with providing a non-invasive technique for the early detection of cancer and other abnormal tissue and, more particularly, to the field of imaging elastic scattering spectroscopy (IESS).

Description of the Background

[0002] Detecting abnormal tissue early is critical to the successful treatment of disease. Life expectancy of patients with malignancy or cancer, for example, can increase dramatically when abnormal tissue is identified while still in a pre-malignant state. Such tissue regions, dysplasia and carcinoma in situ being typical examples, are ordinarily detected by surgical biopsy. The removed tissue is sent to a pathologist, where it is examined under a microscope for the characteristic morphological changes that indicate abnormal cell growth. Upon receiving the pathology report, the physician can then decide whether further removal of the tissue is indicated.

[0003] This method of treatment has a number of serious drawbacks. For example, only a limited number of regions can be biopsied, with the choice of region determined only by its gross appearance in the eyes of the physician. It is therefore quite likely that a problem area, particularly one in an early stage of abnormality, may be missed completely. Another serious drawback of this method of treatment is that since the identification of abnormality must await the pathology report, surgical removal of the abnormal tissue often must be performed during a separate procedure (and sometimes even by successive iterations), thereby increasing risk to the patient, and inconvenience and cost for both the patient and the physician.

[0004] Within the last decade or so, a number of all-optical techniques for identifying abnormal tissue have been developed in an attempt to avoid these problems. These approaches have the potential for allowing problem sites to be detected over a large area sensitively and quickly, without having to rely on the subjective judgment of the physician. In addition, because suspicious areas can be identified during the initial examination, diseased tissue can be removed immediately, and completeness of the excision assessed by prompt reimaging of the area in question.

[0005] The most developed of these optical techniques makes use of differences in the spectra of fluorescence exhibited by normal and abnormal tissue. This fluorescence is ordinarily excited by laser illumination, and can be either intrinsic or extrinsic. Although numerous groups are working on the development of fluorescence-based systems for cancer diagnosis, to date only one device has reached the commercial market. The LIFE scope, manufactured by Xillix Inc. and marketed by Olympus, Inc., uses ultraviolet laser light to excite tissue autofluorescence through a bronchoscope. It is presently being used by approximately 50 groups worldwide with a cost of upwards of $200,000 per unit. Although this device provides much greater sensitivity than standard white-light bronchoscopy, single procedures can be very time consuming. Even experienced surgeons often require 45 minutes to perform one examination which would take only 3 minutes using standard bronchoscopy equipment. The use of the LIFE scope is not only quite draining for the patient and physician, but also limits greatly the number of patients that can be seen, thereby substantially increasing procedure cost.

[0006] Other groups have used Raman signals to identify abnormal tissue, however these signals are extremely weak, and it may be difficult to implement as a practical clinical tool.

[0007] A third approach, elastic scattering spectroscopy (ESS), illuminates the sample, and looks at the spectral content of the light scattered from tissue right beneath the surface by using a point probe in contact with the tissue surface. This method has the capability of detecting disorganized epithelial orientation and architecture, morphological changes in epithelial surface texture and thickness, cell crowding, enlargement and hyperchromicity of cell nuclei, increased concentration of metabolic organelles, and the presence of abnormal protein packages. ESS has been used to study the skin, the eyes, the bladder, the prostate and many different regions of the gastrointestinal tract. In one study, ESS was used to differentiate neoplastic from non-neoplastic tissue and adenomatous polyps from hyperplasic polyps in the colon with a predictive accuracy of ~85%. In another study ESS was used to detect bladder cancer with a sensitivity of 100% and a specificity of 97%. Preliminary tests of this technique in the lower GI tract demonstrated the ability of differentiating between dysplasia, adenoma/adenocarcinoma, and normal mucosa with a sensitivity of 100% and a specificity of 98%. Studies in the skin have demonstrated a sensitivity of 90.3% and a specificity of 77.4% for distinguishing primary melanomas from benign nevi. Over a decade of clinical trials with this instrument in a variety of organ systems has shown that these spectra can provide a sensitivity means of detecting even early abnormal tissue. At present, however, this method is capable of providing single point measurements only, thereby making it inappropriate for routine clinical use.

[0008] Therefore, there is a need in the art for a system for detecting ESS signals in a full imaging mode which can be equally applicable to imaging endoscopically and imaging externally for routine clinical use.

SUMMARY OF THE PRESENT INVENTION

[0009] One aspect of the present invention is a method of generating data which comprises illuminating a target with polarized light and serially imaging the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths. The serially imaging may include: illuminating the target with a wavelength-tunable light source; illuminating the target with a broadband light source in series with a wavelength-tunable filter; illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path; or illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

[0010] Another aspect of the present invention is a method of generating data which comprises illuminating a target with polarized light, serially imaging the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths and determining range information indicative of a distance to the target. Again, the serially imaging may include: illuminating the target with a wavelength-tunable light source; illuminating the target with a broadband light source in series with a wavelength-tunable filter; illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path or illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector. Additionally, determining range information may be accomplished optically, sonically and/or mechanically. Further, determining range information may be accomplished by illuminating a spot of the target with a collimated beam of known diameter and degree of collimation, recording the size of the illuminated spot reflected from the target, and calculating the distance to the target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

[0011] Another aspect of the present invention is screening for abnormal cells and is comprised of illuminating a target with polarized light, serially producing a series of images of the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths, determining a distance to the target, and analyzing the series of images based on the distance to identify abnormal cells. The analysis may include an analysis based on Mie theory mathematics.

[0012] The present invention is also directed to an apparatus comprising a light source for generating polarized light. Means are provided to convey the polarized light to a target. A collector receives light reflected from the target. A detector is responsive to the collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. A range finder detects a distance to the target. The apparatus is under the control of control electronics and may be configured to image areas on the surface of the body, or configured so as to be inserted into various body cavities. Typically, the apparatus would be used in conjunction with an analyzer for analyzing the images for evidence of abnormal cells.

[0013] To enable the generation of images at a plurality of wavelengths, either the source of light or the detector is wavelength tunable. The polarizers may include any of a variety of known polarizing devices including, but not limited to a polarizing sheet, a polarizing beamsplitter, or a polarizing-preserving fiber. The range finder may be an optical, acoustical and/or mechanical device.

[0014] The present invention provides a non-invasive technique for the early detection of cancer and other abnormal tissue. The present invention allows for detecting ESS signals in a full imaging mode which can be equally applicable to imaging endoscopically and imaging externally for routine clinical use.

BRIEF DESCRIPTION OF THE DRAWINGS

[0015] To enable the present invention to be easily understood and readily practiced, the present invention will now be described for purposes of illustration and not limitation, in connection with the following figures wherein:

[0016] FIG. 1 illustrates an apparatus constructed according to the present invention used in a process for screening for abnormal cells;

[0017] FIG. 2 is a block diagram of one embodiment of the apparatus shown in FIG. 1;

[0018] FIG. 3 is a diagram illustrating the steps of a method of screening according to the present invention;

[0019] FIG. 4 is a diagram of another embodiment of the present invention useful for screening for abnormal cells in a body cavity;

[0020] FIG. 5A is a detailed diagram illustrating a port element which may be a component of the present invention;

[0021] FIGS. 5B and 5C are detailed diagrams illustrating a range finding mechanism useful for determining the distance between the tissue and probe which may be a component of the present invention; and

[0022] FIGS. 6A and 6B are detailed diagrams illustrating alternative embodiments for the collection components of the present invention.

DETAILED DESCRIPTION OF THE INVENTION

[0023] One embodiment of an apparatus 10 constructed according to the teachings of the present invention and useful for screening for abnormal cells is illustrated in FIG. 1. In FIG. 1, a patient 12 is positioned on an examining table 14. A target 16 is examined by apparatus 10 as will be described in detail below. Those of ordinary skill in the art will recognize that target 16 is meant to be exemplary and not limiting.

[0024] Most internal and external surfaces of the body are covered with a layer of cells known as the epithelium. One of the more common types of epithelial tissue is known as the “columnar epithelium”, in which a single layer of epithelial cells lies on top of the thicker sub-mucosal layer. In such a case, the epithelial nuclei can be considered as scattering spheres embedded in a surrounding uniform medium of different optical composition.

[0025] The way that light scatters in such a situation depends upon a number of factors: scattering angle, sphere size, wavelength and polarization of the light being scattered, as well as the optical properties of the spheres and surrounding medium. The mathematics used to describe this scattering is known as the Mie theory. Hence, if the wavelengths and polarization of the illumination light, the detection angle, and the optical properties of the tissue are know, the Mie theory can be used to calculate the size of the nuclear spheres responsible for the observed scatter. If a camera is used to produce images of the light reflected from the target 16, then an analysis of the images will result in a map of nuclear size at each point in the tissue imaged. This is the basis of imaging elastic scattering spectroscopy (IESS).

[0026] The apparatus 10 shown if FIG. 1 is illustrated in greater detail in FIG. 2. In FIG. 2, a light source 20 is used to generate polarized light. The light source 20 may be comprised of a filament 22 or other source of light. Filament 22 may be a tunable light source or a broadband light source. Should filament 22 be a tunable light source, it is preferably capable of rapidly switching between wavelengths. Should filament 22 be a broadband light source, a tunable filter 24 may optionally be used in series with filament 22 to provide light at discrete wavelengths. Tunable filter 24 should be a device that is capable of rapidly switching between wavelengths, such as an acousto-optic tunable filter (AOTF) or monochromator. The light 29 from light source 20 exists device 10 through an illumination port 30 for illuminating the target 16. The light source 20 is directly in line with illumination port 30, or fiber optics may be used to convey light to the illumination port 30. Additionally, a polarizer 26 may be included in light source 20 within the light path to polarize the light. Polarizer 26 could be any device that polarizes light, for example, a polarizing sheet, a polarizing beamsplitter, a polarizing-preserving fiber, among others. Those of ordinary skill in the art will recognize that polarizer 26 may be any polarizing element known in the art. The light source is under the control of control electronics 28.

[0027] Target 16 may be any tissue, including external tissue, such as the skin, or internal tissue such as those accessible endoscopically or otherwise, as will be described below. The light 29 is polarized at this point and may be serially tuned through a plurality of wavelengths by the filter 24. Alternatively, and as will become apparent, the light could remain broadband, with the tuning occurring on the detection side of apparatus 10.

[0028] Light 32 reflected from target 16 is received by an imaging port 34. A collector, or series of collection components, 36 is responsive to the light 32 collected at the imaging port 34. Collection components 36 may include polarization filters 38 and imaging optics 40. An imaging detector 42 is responsive to the collector 36 for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. If filament 22 is a broadband light source, and light source 20 does not include tunable filter 24, collection components 36 may contain a tunable filter 24 to provide for spectral discrimination. Tunable filter 24 should be a device that is capable of rapidly switching between wavelengths, such as an acousto-optic tunable filter (AOTF) or monochromator The imaging detector 42 is under the control of control electronics 28 and, when collector 36 contains a tunable filter, the collector 36 will also be under the control of control electronics 28.

[0029] Apparatus 10 includes a range finder 44 for detecting the distance between a range finding port 45 and target 16. Ranger finder 44 may be implemented using any known form of optical, acoustical (sonic) or mechanical range finding device. Range finder 44 is under the control of control electronics 28 and will produce range information for each target 16.

[0030] An analyzer 46, which may be integral with apparatus 10 or remote from apparatus 10, is responsive to the images and the range information. Based on the range information, the images are analyzed to identify abnormal cells using the aforementioned Mie theory.

[0031] A method of operating the apparatus 10 of the present invention is illustrated in FIG. 3. In FIG. 3, at step 50, polarized light 29 is used to illuminate target 16. At step 52, light reflected from the target is collected. At step 54 the collected light is used to serially create images at both parallel and perpendicular polarizations at a plurality of wavelengths. The resulting set of images provides elastic scattering spectra at each imaged point.

[0032] Step 50 may include illuminating the target with a tunable light source or a broadband light source in series with a tunable filter. Alternatively, step 50 may include illuminating the target with a broadband light source and step 54 may include detecting reflected light with a tunable detector or with a tunable filter in series with a detector.

[0033] At step 56 range information indicative of the distance to the target, e.g. the distance between the target and the range finding port 45, is generated. The range information may be generated optically, sonically, or mechanically. Although FIG. 3 illustrates the range finding step after steps 50, 52 and 54, the range finding operation can be performed either before or in parallel with steps 50, 52 and/or 54.

[0034] Steps 50, 52 and 54 may be referred to as a method of generating data as those steps result in the production of the images needed to screen for abnormal cells. The method of generating data may also include the range finding operation represented by step 56.

[0035] At step 58 the generated images are analyzed based on the distance information. This analysis may include an analysis based on the Mie theory. The analysis may determine the nuclear size distribution point-by-point throughout the imaged region. Because size information is a parameter often used by a pathologist when diagnosing biopsied tissue, the analysis results may optionally be pictorially displayed before the physician (with, for example, different sizes depicted in false color), thereby providing a near real-time assessment of the nature of the tissue being examined. Those of ordinary skill in the art will recognize that the screening for abnormal cells can be done offline. That is, steps 50, 52, 54 and 56 may be performed and the data transmitted to a remote location for analysis or stored for later analysis.

[0036] FIG. 4 illustrates another embodiment of the present invention in which the apparatus 10’ is configured for screening for abnormal cells in a body cavity. A portion of the apparatus 10’ may be designed as an imaging probe to be inserted into and removed from an instrument channel of a conventional endoscope 64, or incorporated as a permanent additional port in a modified endoscope.

[0037] As shown FIG. 4, light source 20 may be a spectral light source. Light source 20 may be a monochromator (Polychrome IV, Till Photonics, Eugene, OR) or AOTF-based source (ChromoDynamics, Inc., Lakewood, NJ), fed through a first optical fiber 66 which leads to the distal end of an endoscope probe. First optical fiber 66 provides a means for conveying the polarized light. In an endoscopic embodiment, fiber optics are the most practical way of conveying the light from the light source. In other embodiments, mirrors, beam splitters, prisms, reflective devices, fiber optics, direct paths and the like may be used as means for conveying. Polarization of the illumination light may be provided by sheet polarizers (not shown) at the two illumination ports 30 (see FIG. 5A) instead of using polarizer 26 as shown in FIG. 2, or by other means. The single imaging port 34 (see FIG. 5A) has a second optical path (which may be provided by a pair of optical fibers or a lens system as shown in FIGs. 6A and 6B) responsive thereto to direct the collected light to the collector 36 discussed in detail with FIGS. 6A and 6B. The optical fiber 66 has an outer diameter and length compatible with insertion down the instrument channel of conventional endoscopes (for many scopes, this necessitates an outer diameter less than 2.0 mm).

[0038] FIG. 5A illustrates range finding port 45. FIGS. 5B and 5C illustrate a simple, inexpensive range finding mechanism useful for determining the distance between the tissue and probe. Range finding may be implemented using a low-power, infrared laser diode fed fiber-optically into an optical range-finding port at the distal end of the endoscope. The output optic on this port will collimate this beam as much as possible to insure that the exiting beam has a very low divergence angle. For a given starting beam diameter and degree of collimation, the size of the spot illuminated on the tissue as a proportion of the entire illuminated field-of-view will vary depending upon the tissue-probe separation, as shown schematically in FIGS. 5B and 5C. At larger separations (as shown in FIG. 5B) the near-collimated range finding laser spot takes up a smaller area of illuminated field of view than at smaller separations (as shown in FIG. 5C). The laser can then be pulsed on once, or several times, per image set, the size of the reflected spot in the tissue measure, and from this, the tissue-probe distance calculated. Although this technique will provide a reasonable determination of distance only in the center of the images field, this should be sufficient for the purposes of the IESS analysis, particularly in regions of fairly regular topology (such as, for example, the esophagus) where tissue-probe distances throughout the imaged area can be readily extrapolated from the value measured at the center of the field. In addition, topology of the illuminated region may also be adduced by looking at the size and shape of the illuminated region.

[0039] A camera 68 is affixed to the proximal end of the endoscope 64. The images may be captured with a high-speed black-and-white charged coupled device (CCD) camera (SensiCam VGA, Cooke Corporation, Auburn Hills, MI) and sent to a PC computer 70 that performs the function of the analyzer in FIG. 2. PC 70 may contain software and/or hardware for image analysis, classification and display. Camera 68 may be an independent unit proximately mounted to apparatus 64, or an integrated part of apparatus 64, such as an embedded camera chip. Camera 68 is preferably capable of high-speed operation and broad sensitive spectral response for image acquisition.

[0040] FIGS. 6A and 6B show examples of other configurations of collection components 36 which may be used. As shown in FIG. 6A and 6B either polarizing sheets 76 or polarization beam splitting optics 84 can be used to split the parallel and perpendicular polarizations. Collector 36 can include imaging optics 40. Collector 36 may include a portion of optical fibers 79 and 80 or a lens assembly which provide a second optic path 78. The collector 36 may also include collection optics as shown in FIG. 6B. Collector 36 may include a tunable filter 24 such as an AOTF-tunable imaging filter (ChromoDynamics, Inc.).

[0041] The fiber optic path provided by the collector 36 may provide a coherent imaging bundle or bundles of optical fibers to deliver images to external camera 68, or to focus the images onto a camera chip (not shown) within endoscope 64. This may also be done by an appropriately designed lens assembly instead of optical fibers. If collection components 36 includes a tunable filter 24 (not shown), tunable filter 24 may be located at any suitable location in the light path.

[0042] FIGs. 6A and 6B are intended to illustrate that numerous alternative embodiments of the present invention may be devised by those of ordinary skill in the art. The exact sequence of tuning, polarizing and focusing the light, and whether the tuning is performed on the input side (i.e. prior to the target) or the output side (i.e. after the target) is of no consequence to the present invention. Many components other than those disclosed may be used to perform the desired function, and the selection of one type of component over another may dictate other components that need to be in the light path. Thus, while the present invention has been described in conjunction with presently preferred embodiments, those of ordinary skill in the art will recognize that many modifications and variations are possible. The present invention is intended to be limited only by the scope of the following claims and not by the scope of the disclosed exemplary embodiments.

What is claimed is:

1. A method of generating data, comprising:

illuminating a target with polarized light; and

serially imaging said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths.

2. The method of claim 1 wherein said serially imaging includes illuminating the target with a wavelength-tunable light source.

3. The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source in series with a wavelength-tunable filter.

4. The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path.

5. The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

5a. The method of claim 1 wherein said wavelength tunable filter is an AOTF.

6. A method of generating data, comprising:

illuminating a target with polarized light;

serially imaging said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths; and

determining range information indicative of a distance to the target.

7. The method of claim 6, wherein said serially imaging includes illuminating the target with a wavelength-tunable light source.

8. The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source in series with a wavelength-tunable filter.

9. The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path.

10. The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

10a. The method of claim 6 wherein said wavelength tunable filter is an AOTF.

11. The method of claim 6 wherein said determining includes either optically, sonically or mechanically determining range information.

12. The method of claim 6 wherein said determining range information comprises:

illuminating a spot of said target with a collimated beam of known diameter and degree of collimation;

recording the size of the illuminated spot reflected from said target; and

calculating the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

13. A method of screening for abnormal cells, comprising:

illuminating a target with polarized light;

serially producing a series of images of said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths;

determining a distance to the target; and

analyzing said series of images based on said distance.

14. The method of claim 13, wherein said analyzing includes an analysis based on a Mie theory.

15. A method of screening for abnormal cells, comprising:

generating polarized light;

directing said polarized light onto a target;

collecting polarized light reflected from the target;

serially generating images at both parallel and perpendicular polarizations for each of a plurality of different wavelengths from said gathered polarized light;

determining a distance to the target; and

analyzing said generated images based on the distance to determine cell structure.

16. The method of claim 15, wherein said analyzing includes an analysis based on a Mie theory.

17. The method of claim 15 wherein said determining includes either optically, sonically, or mechanically determining the distance to the target.

18. The method of claim 15 wherein said determining comprises:

illuminating a spot of said target with a collimated beam of known diameter and degree of collimation;

recording the size of the illuminated spot reflected from said target; and

calculating the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

19. An apparatus, comprising:

a light source for generating polarized light;

means for conveying the polarized light to a target;

a collector for receiving light reflected from the target;

a detector responsive to said collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance to the target; and

control electronics for controlling the generating of images and the range finder.

20. The apparatus of claim 19 wherein either said light source or said detector is wavelength tunable.

21. The apparatus of claim 19 wherein said detector includes a charge coupled device.

22. The apparatus of claim 19 wherein said light source includes a monochromator.

23. The apparatus of claim 19 wherein said light source or said detector includes an AOTF.

24. The apparatus of claim 19 wherein said light source includes a polarizing element in series with a source of illumination.

25. The apparatus of claim 19 wherein said range finder includes either an optical, acoustical or mechanical device.

26. The apparatus of claim 19 wherein said range finder comprises:

a light source for generating a collimated beam of known diameter and degree of collimation for illuminating a spot of said target; and

a collector for detecting and recording the size of the illuminated spot reflected from said target;

wherein said control electronics calculates the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

27. An apparatus, comprising:

a light source for generating polarized light;

a first fiber optic path having a proximal end responsive to said light source and a distal end having an illumination port for illuminating a target;

a second fiber optic path having a distal end having an imaging port responsive to light reflected by the target and a proximal end, said first and second fiber optic paths constructed such that said distal ends can be inserted into a body cavity;

a detector responsive to said proximal end of said second fiber optic path for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance from said distal ends of said fiber optic paths to the target; and

control electronics for controlling the generating of images and the range finder.

28. The apparatus of claim 27 wherein either said light source or said detector is wavelength tunable.

29. The apparatus of claim 27 wherein said detector includes a charge coupled device.

30. The apparatus of claim 27 wherein said light source includes a monochromator.

31. The apparatus of claim 27 wherein said light source or said detector includes an AOTF.

32. The apparatus of claim 27 wherein said light source includes a polarizing element in series with a source of illumination.

33. The apparatus of claim 27 wherein said range finder includes either an optical, acoustical or mechanical device.

34. The apparatus of claim 27 wherein said range finder comprises:

a light source for generating a collimated beam of known diameter and degree of collimation for illuminating a spot of said target; and

a collector for detecting and recording the size of the illuminated spot reflected from said target;

wherein said control electronics calculates the distance from said distal ends of said fiber optic paths to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

35. A system, comprising:

a light source for generating polarized light;

means for conveying the polarized light to a target;

a collector for receiving light reflected from the target;

a detector responsive to said collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance to the target;

control electronics for controlling the generation of the images and distance detection; and

an analyzer for analyzing the images based on the detected distance.

36. The system of claim 35 wherein either said light source or said detector is wavelength tunable under the control of said control electronics.

37. The system of claim 35 wherein said detector includes a charge coupled device under the control of said control electronics.

ABSTRACT

An apparatus for image elastic scattering spectroscopy is disclosed that is comprised of a light source for generating polarized light. Means are provided to convey the polarized light to a target. A collector receives light reflected from the target. A detector is responsive to the collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. A range finder detects a distance to the target. Control electronics control the image generation and the range finder. The apparatus may be configured to image areas on the surface of the body or configured so as to be inserted into various body cavities. Typically, the apparatus will be used in conjunction with an analyzer for analyzing the images for evidence of abnormal cells. Methods of gathering data and of screening for abnormal cells are also disclosed.